Filed pursuant to Rule 424(b)(3)
                                          relating to Registration No. 333-86105

                          DISCOVERY LABORATORIES, INC.
                         SUPPLEMENT DATED JUNE 21, 2001
                      TO PROSPECTUS DATED NOVEMBER 4, 1999

            This Supplement should be read in conjunction with the Prospectus dated November 4, 1999, contained in Registration Statement No. 333-86105 of Discovery Laboratories, Inc., as amended and supplemented and including the exhibits thereto. The selling stockholder table contained in such Prospectus is amended by deleting the references to The Aries Domestic Fund, L.P., and The Aries Master Fund (collectively, the "Aries Funds"), and adding the entities listed in the table below as new selling stockholders (the "Selling Stockholders"). The Aries Funds have transferred all of the securities registered for resale pursuant to the above-referenced Registration Statement and Prospectus to the Selling Stockholders. Each of the Aries Funds and the Selling Stockholders may be deemed to be an affiliate of the Company.

            Our common stock, par value $.001 per share (the "Common Stock"), is listed on the Nasdaq SmallCap Market under the symbol "DSCO". On June 20, 2001, the closing sale price for the Common Stock, as reported on the Nasdaq Small Cap Market, was $3.82. We advise you to obtain a current market quotation for the Common Stock.

            Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

SELLING STOCKHOLDERS

            The Selling Stockholders may offer and sell a total of 767,511 shares of Common Stock under the Prospectus. The shares being offered under the Prospectus were acquired by the Selling Stockholders upon the transfer of securities we issued to the Aries Funds in connection with a private placement completed by us in July 1999 (the "Private Placement"). In connection with the Private Placement, we agreed to register these shares for the Aries Funds and their assignees under the Securities Act of 1933.

            The following table sets forth, to the best of our knowledge, based on information provided to us by the Selling Stockholders:

o     the number of shares of the Common Stock owned by each Selling
      Stockholder; and

o the number of shares being offered by each Selling Stockholder under the Prospectus.

            All information with respect to share ownership has been provided by the Selling Stockholders as of a recent date. Because the Selling Stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of the shares of Common Stock owned by them since the date on which they provided us with the information regarding their share ownership in transactions exempt from the registration requirements of the Securities Act of 1933, no estimate can be given as to the number of shares of Common Stock that will be held by the Selling Stockholders after the offering.

            The information appearing in the following table supplements or supersedes in part the information in the table under the heading "Selling Stockholders" in the Prospectus and was provided by or on behalf of the entities named below, as of May 18, 2001.

                                    Number of
                                    Shares of         Number of
                                common stock,            Shares   Total Number of                      Number of Shares
                                not including    represented by         Shares of        Percentage   to be Offered for
                                    Warrants,          Warrants      Common Stock      Beneficially      the Account of
                                 Beneficially      Beneficially      Beneficially      Owned Before             Selling
Name                                    Owned             Owned           Owned +          Offering        Stockholders
---------------------------- ----------------- ----------------- ----------------- ----------------- ------------------
Aries Select I LLC                    440,800            23,641           464,441              2.2%             230,253
Aries Select Ltd.                   1,068,541            55,164         1,123,705              5.3%             537,258

                                  Number of     Percentage to
                               Shares to be   be Beneficially
                                Owned after       Owned After
Name                          this Offering     this Offering
----------------------------- -------------- -----------------
Aries Select I LLC                  234,188              1.1%
Aries Select Ltd.                   586,447              2.8%


------------------------

+ The information contained in this table reflects "beneficial" ownership of Common Stock within the meaning of Rule 13d-3 under the Exchange Act. On May 18, 2001, we had 21,173,383 shares of Common Stock outstanding. Beneficial ownership information reflected in the table includes shares of Common Stock issuable upon the exercise of outstanding warrants issued by us.


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